Exhibit 99.1


October 12, 2006

                           Press Release


Kentucky Bancshares Inc, parent company of Kentucky Bank, reported a healthy 20% increase in earnings for the third quarter of 2006. The company earned $1,714,000 for the quarter ended September 30, compared to $1,430,000 last year. Fully diluted earnings per share for the same period rose 11%, from 54 cents to 60 cents.

Year to date earnings were $4,723,000, or $1.72 per share assuming dilution. For the same period last year earnings were $4,279,000, or $1.59 per share assuming dilution.

In July, the Company closed on the merger of Peoples Bank in Morehead and Sandy Hook.

Kentucky Bank ranks 12th in size among the 201 banks in the state. Kentucky Bank is headquartered in Paris and also has offices in Cynthiana, Georgetown, Morehead, Nicholasville, North Middletown, Sandy Hook, Versailles, Wilmore and Winchester.